EXHIBIT 5.1



                                         February 12, 2004




Manhattan Pharmaceuticals, Inc.
787 Seventh Avenue, 48th Floor
New York, NY  10019

      Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted on behalf of Manhattan Pharmaceuticals, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to registration of an aggregate of 1,190,090 shares of Common Stock, $.001 par value, to be issued by the Company (the "Shares"), pursuant to the terms of various option grants made by the Company to certain current and former employees pursuant to option agreements dated from April 12, 2000 to February 24, 2003 outside of any plan (collectively, the "Options"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

         2. The Shares, when issued and paid for as contemplated by the Options, and when delivered against payment thereof in the manner contemplated by the Options, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                  Very truly yours,

                                  /s/ Maslon Edelman Borman & Brand, LLP